Exhibit 99.2

EXCO Resources, Inc.

Pro forma financial information and footnotes

for the year ended December 31, 2012

We are an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including East Texas, North Louisiana, Appalachia and the Permian Basin in West Texas. In addition to our oil and natural gas producing operations, we own 50% interests in two midstream joint ventures located in East Texas, North Louisiana and Appalachia.

On February 14, 2013, we formed a partnership with Harbinger Group Inc., or HGI. Pursuant to the agreements governing the transaction, we contributed our conventional non-shale assets in East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin of West Texas to the partnership, or the EXCO/HGI Partnership, in exchange for approximately $573.3 million of cash, after customary preliminary purchase price adjustments, and a 25.5% economic interest in the partnership. HGI owns the remaining 74.5% economic interest in the partnership. HGI contributed cash to us in the amount of approximately $348.3 million. The remaining proceeds we received were in the form of a cash distribution from the partnership of $225.0 million from a draw on the EXCO/HGI Partnership’s credit agreement discussed below. The primary strategy of the EXCO/HGI Partnership will be to acquire conventional producing oil and natural gas properties to enhance the partnership’s asset value and cash flow.

In connection with its formation, the EXCO/HGI Partnership entered into a credit agreement, or the EXCO/HGI Partnership Credit Agreement, with an initial borrowing base of $400.0 million, of which $230.0 million was drawn at closing. Borrowings under the EXCO/HGI Partnership Credit Agreement are secured by the properties contributed to the EXCO/HGI Partnership and we do not guarantee the EXCO/HGI Partnership’s debt.

Proceeds from the formation of the EXCO/HGI Partnership were used to reduce outstanding borrowings under our credit agreement, or the EXCO Resources Credit Agreement.

Unaudited pro forma financial information

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would have actually occurred had the above described transaction occurred on the indicated date or that may be achieved in the future. We will account for our 25.5% interest in the assets contributed to the EXCO/HGI Partnership using proportionate consolidation. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with EXCO’s Form 10-K for the year ended December 31, 2012, filed on February 21, 2013. Management believes that the assumptions used in these unaudited pro forma financial statements provide a reasonable basis for presenting the effect of these transactions. As these pro forma financial statements are based on EXCO’s latest financial statements filed with the Securities and Exchange Commission in its Form 10-K for the year ended December 31, 2012, they do not reflect the impact of transactions occurring after December 31, 2012 through the closing date, which could impact the amounts of the transaction entries, including the gain on the divestiture.

Pro forma balance sheet

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2012 is based on the audited consolidated balance sheet of EXCO as of December 31, 2012. The pro forma consolidated balance sheet gives effect to the EXCO/HGI Partnership and related adjustments as if it had occurred on December 31, 2012.

EXCO Resources, Inc.
Unaudited Pro forma condensed consolidated balance sheet
As of December 31, 2012

(in thousands)	EXCO Resources, Inc. Consolidated	Pro forma adjustments		Pro forma EXCO Resources, Inc. Consolidated
Assets
Current assets:
Cash and cash equivalents	$45,644	$573,265	(a)	$45,644
		(573,265	)(d)
Restricted cash	70,085			70,085
Accounts receivable, net:
Oil and natural gas	84,348			84,348
Joint interest	69,446			69,446
Interest and other	15,053			15,053
Inventory	5,705			5,705
Derivative financial instruments	49,500	(3,055	)(a)	46,445
Other	22,085			22,085

Total current assets	361,866			358,811

Equity investments	347,008			347,008
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	470,043	(7,661	)(a)	462,382
Proved developed and undeveloped oil and natural gas properties	2,715,767	(209,818	)(a)	2,505,949
Accumulated depletion	(1,945,565)			(1,945,565)

Oil and natural gas properties, net	1,240,245			1,022,766

Gas gathering assets	130,830	(95,271	)(a)	35,559
Accumulated depreciation and amortization	(34,364)	25,400	(a)	(8,964)

Gas gathering assets, net	96,466			26,595

Office, field and other equipment, net	20,725			20,725
Deferred financing costs, net	22,584	1,177	(b)	20,092
		(3,669	)(e)
Derivative financial instruments	16,554	(562	)(a)	15,992
Goodwill	218,256	(52,017	)(c)	166,239
Other assets	28			28

Total assets	$2,323,732			$1,978,256

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$83,240	(8,127	)(a)	$76,113
		1,000	(e)
Revenues and royalties payable	134,066			134,066
Accrued interest payable	17,029			17,029
Current portion of asset retirement obligations	1,200	(503	)(a)	697
Income taxes payable	—			—
Derivative financial instruments	2,396			2,396

Total current liabilities	237,931			230,301

Long-term debt	1,848,972	58,650	(b)	1,334,357
		(573,265	)(d)
Deferred income taxes	—			—

Derivative financial instruments	26,369			26,369
Asset retirement obligations and other long-term liabilities	61,067	(25,605	)(a)	35,462
Commitments and contingencies	—			—
Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized shares; none issued and outstanding	—			—
Common stock, $0.001 par value 350,000,000 authorized shares; 218,126,071 shares issued and 217,586,850 shares outstanding at December 31, 2012	215			215
Additional paid-in capital	3,200,067			3,200,067
Accumulated deficit	(3,043,410)	316,533	(a)	(2,841,036)
		(57,473	)(b)
		(52,017	)(c)
		(4,669	)(e)
Treasury stock, at cost; 539,221 shares at December 31, 2012	(7,479)			(7,479)

Total shareholders’ equity	149,393			351,767

Total liabilities and shareholders’ equity	$2,323,732			$1,978,256

See accompanying notes.

EXCO Resources, Inc.

Notes to pro forma condensed consolidated balance sheet

As of December 31, 2012

(Unaudited)

(a)	Pro forma adjustment to reflect closing of the EXCO/HGI Partnership on February 14, 2013 for aggregate cash proceeds of $573.3 million, after customary preliminary closing adjustments. The EXCO/HGI Partnership is treated as a conveyance of a partial interest in oil and natural gas properties and accordingly, this pro forma adjustment reflects sale of 74.5% of our economic interest in the oil and natural gas properties and related assets and liabilities effectively sold in the EXCO/HGI Partnership transaction. As set forth in the table below, pro forma adjustments reflect receipt of cash proceeds from the EXCO/HGI Partnership, reduction in EXCO’s historical cost, based upon relative fair value of the assets sold and assets retained, attributable to 74.5% of the assets contributed to the EXCO/HGI Partnership and transfer of 74.5% of asset retirement obligations and other liabilities attributable to the assets contributed to the EXCO/HGI Partnership.

(in thousands)
Gross cash proceeds from Partnership	$573,265
EXCO’s 25.5% of the EXCO/HGI Partnership Credit Agreement, net of deferred financing costs	(57,375)
Asset retirement obligations and other liabilities assumed by the EXCO/HGI Partnership	34,235

Total consideration to EXCO	550,125
Carrying value of unproved properties	(7,661)
Carrying value of Vernon Gathering and related assets	(69,871)
Carrying value of swap contracts novated	(3,617)
Allocated full cost pool capitalized costs attributable to proved properties transferred to the EXCO/HGI Partnership	(209,818)

Gain from contribution of assets to EXCO/HGI Partnership (before elimination of goodwill and other items)	$259,158

(b)	Pro forma adjustment to reflect EXCO’s proportionate 25.5% of EXCO/HGI Partnership long term debt incurred pursuant to borrowings of $230.0 million under the EXCO/HGI Partnership revolving credit facility at closing and to reflect EXCO’s proportionate 25.5% of deferred financing costs associated with the $400.0 million EXCO/HGI Partnership Credit Agreement. EXCO does not guarantee the EXCO/HGI Partnership’s debt.

(c)	Pro forma adjustment to eliminate goodwill attributable to oil and natural gas properties and related assets effectively sold to the EXCO/HGI Partnership based on the relative fair values of the assets sold to total estimated fair value of EXCO’s total oil and natural oil and gas properties, including unproved properties, as of December 31, 2012.

(d)	Pro forma adjustment to reflect use of net cash proceeds from the EXCO/HGI Partnership to pay down the EXCO Resources Credit Agreement.

(e)	Pro forma adjustment to write off deferred financing costs associated with borrowing base reductions to the EXCO Resources Credit Agreement resulting from the transfer of oil and natural gas properties to the EXCO/HGI Partnership and record estimated expenses payable of $1.0 million incurred in connection with the EXCO/HGI Partnership transaction.

Pro forma statements of operations

The following unaudited condensed consolidated pro forma financial information presents a statement of operations for the year ended December 31, 2012, which is based on the audited consolidated financial statements for EXCO for the year ended December 31, 2012 and the unaudited statement of revenues and direct operating costs for the year ended December 31, 2012 with respect to the oil and natural gas properties contributed to the EXCO/HGI Partnership as if it had occurred on January 1, 2012.

EXCO Resources, Inc.
Unaudited pro forma condensed consolidated statement of operations
Year ended December 31, 2012
(in thousands)	EXCO Resources, Inc. Consolidated	Pro forma adjustments		Pro forma EXCO Resources, Inc. Consolidated
Revenues:
Oil and natural gas	$546,609	$(118,788)	(1)	$427,821
Costs and expenses:
Oil and natural gas operating costs	77,127	(34,884)	(1)	42,243
Production and ad valorem taxes	27,483	(14,122)	(1)	13,361
Gathering and transportation	102,875	(9,567)	(1)	93,308
Depletion, depreciation and amortization	303,156	(46,199)	(2)	256,957
Write-down of oil and natural gas properties	1,346,749	(472,381)	(4)	874,368
Accretion of discount on asset retirement obligations	3,887	(1,734)	(3)	2,153
General and administrative	83,818	(6,558)	(5)	77,260
(Gain) loss and other operating items	17,029			17,029

Total costs and expenses	1,962,124			1,376,679

Operating income (loss)	(1,415,515)			(948,858)

Other income (expense):
Interest expense	(73,492)	16,423	(6)	(58,741)
		(1,672)	(7)
Gain on derivative financial instruments	66,133	(3,617)	(8)	62,516
Other income	969			969
Equity income	28,620			28,620

Total other income (expense)	22,230			33,364

Income (loss) before income taxes	(1,393,285)			(915,494)
Income tax expense	—			—

Net income (loss)	$(1,393,285)			$(915,494)

See accompanying notes.

EXCO Resources, Inc.

Notes to pro forma condensed consolidated statements of operations

For the year ended December 31, 2012

(Unaudited)

(1)	Pro forma adjustment to eliminate 74.5% of oil and natural gas revenues and direct operating expenses for the year ended December 31, 2012 attributable to the assets contributed to the EXCO/HGI Partnership, representing the economic interest in the properties effectively sold to HGI.

(2)	Pro forma adjustment to eliminate depreciation, depletion and amortization attributable to the 74.5% of assets contributed to the EXCO/HGI Partnership for the year ended December 31, 2012 based upon the historical EXCO consolidated depreciation, depletion and amortization rate.

(3)	Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations (ARO) attributable to the assets contributed to the EXCO/HGI Partnership for the year ended December 31, 2012.

(4)	Pro forma adjustment to reflect proportionate elimination of the write-down in the carrying value of oil and natural gas properties contributed to the EXCO/HGI Partnership resulting from the full cost pool ceiling limitation test at December 31, 2012 based upon the relative fair value of assets sold versus assets retained.

(5)	Pro forma entry to adjust general and administrative expenses for the year ended December 31, 2012 for 74.5% of estimated costs of agreed-upon personnel related and other administrative services attributable to the EXCO/HGI Partnership pursuant to an Administrative Services Agreement (ASA), executed at closing, between EXCO and HGI.

(6)	Pro forma adjustment to reflect reduction in interest expense at an average interest rate of 2.72% plus related amortization of deferred financing costs of $0.8 million, for the year ended December 31, 2012 as a result of pro forma reduction of $573.3 million of EXCO outstanding debt under the EXCO Resources Credit Agreement using proceeds from the EXCO/HGI Partnership transaction, as if the reduction in debt had occurred on January 1, 2012.

(7)	Pro forma adjustment to reflect EXCO’s 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.45% interest rate) and amortization of deferred financing costs of $0.9 million for the year ended December 31, 2012 related to EXCO’s proportionate consolidation of the EXCO/HGI Partnership’s $230.0 million of revolving credit debt, as if the borrowings by the EXCO/HGI Partnership had occurred on January 1, 2012.

(8)	Pro forma adjustment to eliminate the gain on derivative financial instruments for the year ended December 31, 2012 attributable to 74.5% of the natural gas swap contracts novated to the EXCO/HGI Partnership.